                      SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 8-K
                             CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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  Date of Report (Date of earliest event reported): April 1, 1998

                  MERRY LAND & INVESTMENT COMPANY, INC.
         (Exact name of registrant as specified in its charter)

                    Georgia                                   001-11081
(State or other jurisdiction of incorporation)     (Commission File Number)

                                58-0961876
                       (I.R.S. Employer I.D. Number)

    624 Ellis Street, Augusta, Georgia                           30901
(Address of principal executive offices)                      (Zip Code)

  Registrant's telephone number, including area code:  706/722-6756

       ____________________________________________________________
       (Former name or former address, if changed since last report)
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Filed: April 7, 1998

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  ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS. On February 23, 1998,
Merry Land entered into a definitive agreement to acquire 13 Florida apartment communities containing 3,944 units (the "Trammell Crow Residential Portfolio") from Trammell Crow Residential, a national apartment development and management company, and its affiliates, as previously reported on Form 8-K filed with the Securities and Exchange Commission on February 23, 1998. On April 1, 1998, Merry Land and its subsidiaries completed the acquisition of the partnerships owning 12 of the Florida apartment communities in the Trammell Crow Residential Portfolio, containing 3,538 units. The acquisition of the remaining community, Vinings at Lenox Place containing 456 units, is expected to occur upon its completion of construction in the third quarter of this year.

  The consideration paid upon the acquisition of these 12 communities was approximately $211.0 million. The acquisition was funded with cash on hand, $30.6 million of Preferred Return Partnership Units (the "OP Units") in Merry Land DownREIT I LP (a newly formed subsidiary partnership) and the assumption of approximately $113.4 million of debt. The debt assumed included $96.7 million of tax exempt debt bearing interest at an average rate of approximately 5.0% and a convential debt of $16.7 million bearing interest at a rate of 9.25%. The sellers received 1,361,916 OP Units, valued at $22.4458 per unit. The OP Units are redeemable for cash, or at Merry Land's option, shares of Merry Land common stock on a one for one basis, beginning one year after closing. An additional $37 million, including $5.4 million of OP Units, will be paid upon the acquisition of Vinings at Lenox Place.

  The acquisitions were made only after a detailed review of the property's physical condition, anticipated capital expenditures, occupancy rates, expenses including utility rates, maintenance, grounds, property taxes and insurance all of which were compared to competitive properties.

  Financial statements for the business acquired and pro forma financial information were included in the Company's Form 8-K filed February 23, 1998, which is incorporated herein by reference.



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                   Signature Blocks on Following Page
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                                 SIGNATURE

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Merry Land & Investment
 Company, Inc.
 (Registrant)


 By:         /s/
 ------------------------------
Dorrie E. Green
As Its Vice President